                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE

                                             Contact: Timothy P. Losik
                                                      Chief Financial Officer
                                                      Hadco Corporation
                                                      12A Manor Parkway
                                                      Salem, NH 03079
                                                      (603) 898-8000


                   HADCO ANNOUNCES OFFERING OF $200 MILLION
                  9 1/2% SENIOR SUBORDINATED NOTES DUE 2008


     Salem, New Hampshire (May 14, 1998) -- Hadco Corporation (the "Company") (Nasdaq/NM:HDCO) announced today that it has entered into a placement agreement providing for the sale to certain initial purchasers of $200 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2008 (the "Notes"), to be resold pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

     The Notes will be unsecured senior subordinated obligations of the Company. The Company's obligations under the Notes will be guaranteed, on a senior subordinated basis, by certain of the Company's U.S. subsidiaries. The net proceeds from the sale of the Notes will be used to repay amounts outstanding under the Company's existing credit facility.

     The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.